Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
First Mid-Illinois Bancshares, Inc.
Mattoon, Illinois

RE: Registration Statements
Registration No. 333-81850 on Form S-3
Registration No. 033-64061 on Form S-8
Registration No. 033-64139 on Form S-8
Registration No. 333-69673 on Form S-8
Registration No. 333-81852 on Form S-8
Registration No. 333-148080 on Form S-8

We consent to incorporation by reference in the Registration Statements on Form S-3 and Form S-8 of First Mid-Illinois Bancshares, Inc. of our report dated November 17, 2010, relating to the statement of assets acquired and liabilities assumed of First Bank Branches for the year ended December 31, 2009 and the related statement of revenues and direct expenses in the period ended December 31, 2009.

/s/ BKD, LLP

Decatur, Illinois
November 17, 2010